                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-64463


             Prospectus Supplement No. 4 dated September 24, 1999
                    to the Prospectus (the "Prospectus") of
       United Rentals, Inc. (the "Company") and United Rentals Trust I,
                            dated January 20, 1999
               (included in Registration Statement on Form S-3,
                          Registration No. 333-64463)

================================================================================

     The entities or persons listed below are considered Selling Holders for purposes of the Prospectus with respect to the indicated numbers of Preferred Securities beneficially owned by each such Selling Holder and shares of Common Stock currently issuable upon conversion of such Preferred Securities. The Prospectus covers all securities shown in the table below (and any Debentures acquired in exchange therefor). In certain cases, the indicated Preferred Securities may be held of record by a nominee or custodian for the account of the Selling Holder. The indicated number of shares of Common Stock issuable upon conversion of the Preferred Securities is subject to adjustment in ceratin circumstances as described in the Prospectus. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.

                                                                                    # of Shares
                                                           # of Preferred           Issuable upon
                                                           Securities               Conversion of
Selling Holder                                             Owned                    Pref. Securities
--------------                                             -----                    ----------------

AIM VI Balance Fund                                               500                       572

Banc of America Securities LLC (1) (2)                         25,500                    29,221

BT Capital Mutual Fund -- Capital Appreciation (3)              6,200                     7,104

BT Equity Mutual Funds -- Equity Appreciation Fund (3)         40,200                    46,066

BT Pyramid Fund -- Capital Appreciation Fund (3)               53,200                    60,963

Deephaven Domestic Convertible Trading Ltd.                    17,200                    19,709

Deutsche Bank Securities (1)(4)(5)                            141,750                   162,435

Goldman Sachs and Company (1) (5)                              26,600                    30,481

Merrill Lynch Safekeeping (2)                                  99,600                   114,134

Northwestern Mutual Life Insurance Company                    115,000                   131,781

Northwestern Mutual Life Insurance Company Group Annuity       10,000                    11,459

Oppenheimer Aggressive Growth Fund VA                         100,000                   114,593

Oppenheimer Convertible Securities Fund (1)                    75,000                    85,944

Oppenheimer Equity Income Fund                                110,000                   126,052

Oppenheimer Midcap Fund                                        10,000                    11,459

Paloma Strategic Securities Limited                           135,000                   154,700

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

Reliant Trading                                                15,334                    17,571

Shepherd Trading Limited                                        6,312                     7,233

TCW Group, Inc.                                               288,500                   330,600


(1) The securities shown in the table with respect to the indicated Selling Holder are in addition to the securities shown with respect to this Selling Holder in the Prospectus to which this supplement relates and/or previous supplements thereto.

(2) The indicated Selling Holder (or its affiliates) has, from time to time, provided investment banking services to the Company for which the Selling Holder was paid customary compensation.

(3) An affiliate of the indicated Selling Holder was one of the initial purchasers of the Preferred Securities from the Issuer and was paid customary compensation in connection with the distribution of such securities.

(4) The indicated Selling Holder (or its affiliates) has, from time to time, provided certain financing to the Company.

(5) The indicated Selling Holder was one of the initial purchasers of the Preferred Securities from the Issuer and was paid customary compensation in connection with the distribution of such securities. In addition, the indicated Selling Holder (or its affiliates) has, from time to time, provided, and may in the future provide, other investment banking services to the Company for which the Selling Holder was or will be paid customary compensation.